UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 20, 2012

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2012, Mr. Paul Haft joined E-Waste Systems, Inc.’s (“EWSI” or “the Company”) executive team as Vice President of Operations and Chief Operating Officer of its E-Waste Systems Ohio (“EWSO”) subsidiary.

Mr. Haft has had no prior relationship with the Company and was not a party to any transaction with the Company prior to his appointment.

Paul Haft.  Beginning in 2003 through 2008, Mr. Haft was a full time employee of TechnoPlas, Inc. in Columbus, Ohio.  He was responsible for operations and business development for both TechnoPlas and co-created its subsidiary company, Tecnologías de Plástico S.A de C.V.  In the spring of 2009 Mr. Haft operated as a consultant both to Tecnologías de Plástico and to Ohio E-Waste.  Ohio E-Waste invested in Tecnologías in 2010 as a joint venture.  Mr. Haft was hired full time to set-up operations in both Columbus, Ohio, for Ohio E-Waste, and establish the newly formed joint venture, Tex-Mex Recycling in McAllen, Texas.  Ohio E-Waste sold its interest in Tex-Mex and Tecnologías de Plástico in October, 2011 and Mr. Haft has been working as an employee of Ohio E-Waste since that time.  Mr. Haft has done business in Central/South America, Europe and Asia.  In the early part of his career, Mr. Haft was involved in the law profession and in telecoms where he was an award winning professional with MCI WorldCom in Virginia in both marketing and finance.  Mr. Haft has earned a BS in Economics Science and a BS in Business Management, and subsequently studied for an MS in Applied Economic Science, all at Montana State University. Mr. Haft also studied language and culture at Universidad de Alicante, Spain and speaks fluent Spanish.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of the Registrant dated February 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-WASTE SYSTEMS, INC.

By:	/s/ Martin Nielson
Martin Nielson Chief Executive Officer
Date: February 22, 2012